UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 10, 2006.
USG Corporation

(Exact name of registrant as specified in its charter)
Commission File Number: 1-8864

Delaware	36-3329400

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

125 South Franklin Street, Chicago, Illinois	60606-4678

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 606-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Contract.
     On January 10, 2006, the United States Bankruptcy Court for the District of Delaware approved the USG Corporation 2006 Corporate Performance Plan (the CPP). The CPP provides eligible participants with a cash payment equal to a specified percentage of their annual base salary. To be eligible to participate in the CPP, a person must be employed by USG Corporation or one of its participating subsidiaries in a key position identified as eligible. To be eligible for payment of an award for any period, the participant must continue to be an employee in good standing on the last day of the applicable period. The CPP is effective January 1, 2006 through December 31, 2006 or through and including the effective day of a Plan of Reorganization for USG Corporation and its subsidiaries, whichever comes first, and an additional payment may be due on June 30, 2007 (and employment must continue through such date to receive such final payment), based on performance during 2006.
     Awards under the CPP will be computed as a percentage of annual base salary in effect on the first day of April, 2006. Individual CPP award percentages and projected dollar awards will be provided to each participant in the form of a Statement of Acceptance. One half of each award under the CPP will be earned as of December 31, 2006. One half of the award will be earned as of June 30, 2007, subject to a performance adjustment based on 2006 calendar year results. The performance adjusted portion will be adjusted based on corporation net earnings with adjustments for significant non-operational items, which may include items such as fresh start accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements.
     This description of selected provisions of the CPP is not complete and is qualified in its entirety by reference to the actual text of the CPP, which is filed as Exhibit 10 hereto and incorporated herein by reference.
SIGNATURE
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant

Date: January 25, 2006	By:	/s/ Stanley L. Ferguson

Stanley L. Ferguson, Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
10	USG Corporation 2006 Corporate Performance Plan